Exhibit 99.1

NEWS RELEASE	CONTACT:	Lois Lee
loislee@invacare.com
440-329-6435

INVACARE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL YEAR ENDED DECEMBER 31, 2020

Improves full year profitability and achieves breakeven free cash flow
Turns North America segment profitable for the year
Provides 2021 guidance and outlook

ELYRIA, Ohio - (February 10, 2021) - Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") today announced its financial results for the fourth quarter and year ended December 31, 2020.

Fourth Quarter and Full Year Summary

Reflecting on 2020 results, Matt Monaghan, chairman, president and chief executive officer, commented, "We started 2020 enthusiastic for a strong year of commercial execution, launching new products and continuing to simplify our business. I'm pleased that, despite the unforeseen challenges of the pandemic, we still managed to achieve remarkable results. As guided, in the fourth quarter we achieved improvement in sequential consolidated net sales of 5.7% and constant currency sequential net sales of 4.2%, driven by continued respiratory strength, increased sales of lifestyle products, and growth in North America mobility and seating products. In addition, sequential gross profit increased 100 basis points and free cash flow improved by $17.4 million sequentially. This would not have been possible without the inspired and tireless support of our associates, who battled through global supply challenges, found creative ways to engage with our customers and end users, and adapted quickly to new work environments, all while ensuring the health and safety of our colleagues.

With fourth quarter adding to the strong results from the three prior quarters, full year operating income increased $21.7 million and Adjusted EBITDA increased $3.2 million compared to prior year, despite the pandemic's challenges to healthcare access and supply chain fulfillment. During the year, we launched compelling new products, improved gross profit margin, and effectively managed SG&A expenses to achieve these results. Importantly, after years of improvements, North America returned to profitability with a more than $17.0 million improvement in operating income on a modest increase in constant currency net sales.

Looking ahead, we expect revenue growth from our full offering of recently launched products and the pipeline of more new products launching in 2021. We anticipate pent-up demand for mobility and seating products to support sales growth in the future as public health restrictions diminish. In addition, the German plant consolidation completed in 2020, and the ongoing IT modernization program, will simplify how we do business and generate sustainable growth, long-term profit and shareholder value.

While we could not have predicted the pandemic that tested the resolve of our customers, suppliers, associates and people who rely on our products every day, I am incredibly proud of all we accomplished."

Key Metrics and Financial Results (4Q20 versus 4Q19*)
•Reported net sales decreased 3.8% to $224.0 million, and constant currency net sales(a) decreased 5.7%.

◦Revenue growth in respiratory products was more than offset by lower sales of mobility and seating and lifestyle products, which continued to be impacted by limited access to healthcare professionals and long-term care facilities.
•Operating income was $1.2 million compared to a loss of $3.8 million.
◦The improvement of $5.0 million was primarily driven by lower SG&A and restructuring expenses. Gross profit margin was favorable due to product mix partially offset by unfavorable manufacturing variances due to lower volume. In general, revenue growth was also negatively affected by the pandemic's impact on the overall economy which more than likely adversely impacted sales beyond access to healthcare facilities and professionals.
•Adjusted EBITDA(c) was $9.5 million compared to $13.9 million, due to reduced gross profit on lower sales partially offset by lower SG&A expenses.
•Free cash flow(d) was $15.6 million, an improvement of $11.8 million, compared to $3.8 million, driven primarily by lower working capital and higher operating income.
* Date format is quarter and year in each instance.

(in millions USD)	4Q20	4Q19	$ Change Fav/(Unfav)	% Change Fav/(Unfav)
Net Sales	$224.0	$232.9	$(8.9)	(3.8)%
Constant Currency Net Sales (a)	$215.9	$228.9	$(13.1)	(5.7)%
Gross Profit % of Net Sales	29.3%	29.2%		10 bps
Gross Profit	$65.6	$68.0	$(2.4)	(3.5)%
Reported SG&A	$61.7	$63.0	$1.3	2.1%
Constant Currency SG&A (b)	$59.6	$62.0	$2.4	3.9%
Operating Income (Loss)	$1.2	$(3.8)	$5.0	--
Adjusted EBITDA	$9.5	$13.9	$(4.4)	(31.6)%
Free Cash Flow	$15.6	$3.8	$11.8	313.3%

Key Metrics and Financial Results (Full Year 2020 versus Full Year 2019)
•Reported net sales decreased 8.3% to $850.7 million and constant currency net sales decreased 7.2%
◦Revenue growth in respiratory products was more than offset by lower sales of mobility and seating and lifestyle products, which continued to be impacted by limited access to healthcare professionals and long-term care facilities.
•Operating income improved to $11.3 million compared to a loss of $10.4 million.
◦The significant improvement of $21.7 million was primarily driven by lower SG&A expenses, gain from the divestiture of Dynamic Controls and lower restructuring costs offset by decreased gross profit on lower sales.
•Adjusted EBITDA(c) was $31.9 million, an improvement of $3.2 million, driven by lower SG&A expenses.
•Free cash flow(d) improved by $8.1 million to break-even, driven primarily by stronger operating results and reduced working capital.

(in millions USD)	YTD 20	YTD 19	$ Change Fav/(Unfav)	% Change Fav/(Unfav)
Net Sales	$850.7	$928.0	$(77.3)	(8.3)%
Constant Currency Net Sales	$848.4	$914.3	$(65.9)	(7.2)%
Gross Profit % of Net Sales	28.8%	28.2%		60 bps
Gross Profit	$245.3	$262.1	$(16.8)	(6.4)%
Reported SG&A	$236.4	$260.1	$23.7	9.1%
Constant Currency SG&A	$234.6	$256.6	$22.0	8.6%
Operating Income (Loss)	$11.3	$(10.4)	$21.7	--
Adjusted EBITDA	$31.9	$28.7	$3.2	11.1%
Free Cash Flow (Usage)	$—	$(8.1)	$8.1	--
Commenting on the company’s financial results for the year ended December 31, 2020, Kathy Leneghan, senior vice president and chief financial officer, stated, “For the full year, we delivered improved financial performance and breakeven free cash flow even against the backdrop of a pandemic which lowered net sales. This performance reflects the impact of our strategic initiatives, which helped us achieve results in-line with our 2020 financial guidance, as well as higher gross profit margin of 60 basis points and lower SG&A expenses. Importantly, we also took steps to improve our financial flexibility by substantially addressing a significant portion of our near-term debt through retiring or extending the maturity of our convertible notes due in 2021 and 2022."

Segment Results (4Q20 versus 4Q19)

(in millions USD)	Net Sales				Operating Income (Loss)
	4Q20	4Q19	Reported % Change	Constant Currency % Change	4Q20	4Q19	% Change
Europe	$128.9	$136.8	(5.8)%	(11.4)%	$6.1	$13.6	(55.3)%
North America	86.7	85.3	1.7	1.6	3.7	(0.3)	--
All Other	8.4	10.8	(21.8)	16.2	(5.9)	(8.3)	29.8

Europe - Constant currency net sales decreased 11.4%, primarily due to a 20.0% decrease in mobility and seating products which continued to be impacted by pandemic-related restrictions affecting access to healthcare and the lingering impact of supply chain disruptions. As a result, operating income decreased $7.5 million, or 55.3%, principally due to lower gross profit primarily driven by unfavorable manufacturing variances on lower volume, partially offset by reduced SG&A expenses.

North America - Constant currency net sales increased 1.6%, primarily driven by a 72.2% increase in respiratory sales. Mobility and seating net sales decreased 15.1%, which continued to be impacted by restrictions affecting access to healthcare. Gross profit increased 510 basis points, positively impacted by favorable sales mix in each product category and lower material and freight costs. Operating income improved $4.0 million primarily driven by higher gross profit and reduced SG&A expense.

All Other - Constant currency net sales in the Asia Pacific region increased 16.2% driven by growth in all product categories, with a 35.9% improvement in mobility and seating products. Operating loss improved by $2.5 million primarily driven by improved operating income in the Asia Pacific business due primarily to increased net sales, and lower SG&A expense related to corporate stock compensation.

Segment Results (Full Year 2020 versus Full Year 2019)

(in millions USD)	Net Sales				Operating Income (Loss)
	2020	2019	Reported % Change	Constant Currency % Change	2020	2019	% Change
Europe	$468.0	$533.0	(12.2)%	(12.8)%	$22.7	$36.2	(37.3)%
North America	348.3	348.2	—	0.1	9.4	(7.6)	--
All Other	34.3	46.7	(26.5)	5.3	(23.2)	(26.6)	12.6

Europe - Constant currency net sales decreased 12.8%, primarily due to a 18.3% decrease in mobility and seating products which continued to be impacted by pandemic-related restrictions affecting access to healthcare and supply chain disruptions. As a result, operating income decreased $13.5 million, or 37.3%, principally due to lower gross profit, impacted by the pandemic with unfavorable product mix and unfavorable manufacturing variances from lower volume, offset by reduced SG&A expenses.

North America - Constant currency net sales increased 0.1%, primarily driven by a 40.1% increase in respiratory sales. Mobility and seating net sales decreased 9.8%, which continued to be impacted by restrictions affecting access to healthcare and the lingering impact of supply chain disruptions. Gross profit increased 260 basis points and was positively impacted by favorable material and freight costs, as well as improved sales mix in each product category, partially offset by unfavorable manufacturing variances. Operating income improved $17.0 million primarily driven by improved gross profit and reduced SG&A expense.

All Other - Constant currency net sales in the Asia Pacific region increased 5.3% principally driven by increased sales of lifestyle products, primarily beds and mattresses. Operating loss improved $3.3 million primarily driven by improved operating profit in the Asia Pacific business due largely to sales growth and reduced SG&A expense related to corporate stock compensation.

Financial Condition

Key balances on the company's balance sheet and related metrics:

(in millions USD)	December 31, 2020	December 31, 2019	$ Change	% Change
Cash and cash equivalents	$105.3	$80.1	$25.2	31.5%
Working capital (1)	144.1	137.2	6.9	5.0
Total debt (2)	339.9	283.3	56.7	20.0
Long-term debt (2)	330.9	280.7	50.2	17.9
Total shareholders' equity	333.8	308.5	25.3	8.2
Credit agreement borrowing availability (3)	36.5	34.5	2.0	5.8
(1)    Current assets less current liabilities.
(2)    Long-term debt and total debt includes financing leases, but excludes debt issuance costs recognized as a deduction from the carrying amount of debt liability and debt discounts classified as debt or equity and operating leases.
(3)    Reflects the combined availability of the company's North American and European asset-based revolving credit facilities before borrowings. The change in borrowing availability is due to changes in the calculated borrowing base. At December 31, 2020 the company had drawn $20,000,000 on the North American credit facility and $11,502,000 on the European credit facility. Outstanding borrowings are based on credit availability calculated on a month lag related to the European credit facility. The company had no borrowings on credit facilities at December 31, 2019.
In 4Q20, the company generated $15.6 million of free cash flow compared to $3.8 million in 4Q19. The improvement in free cash flow was attributable to higher operating income and improved working capital.
Total debt outstanding as of December 31, 2020 consisted of $231.3 million in convertible debt, $31.5 million of credit facilities, $66.5 million in financing leases and $10.6 million of other debt. Total and long-term debt as of

December 31, 2020 included unamortized debt discounts of $25.1 million and additional offset for debt fees of $3.2 million related to convertible debt.

2020 Highlights

In 2020, the company made significant progress in its plan to drive improved financial performance and strengthen its overall business profile by taking actions such as:

•Enhancing its award winning product portfolio, launching power wheelchairs with standing capabilities, power add-ons for manual wheelchairs, beds, lifts, and slings, all of which are expected to drive future incremental sales and expand margins;
•Completing the outsourcing of the IT infrastructure and commencing the roll out of a modernized IT systems in Canada and New Zealand;
•Completing the consolidation of three German facilities, which is expected to generate annual pre-tax cost savings of approximately $5 million;
•Divesting Dynamic Controls and entering into a long-term supply agreement with Allied Motion Technologies; and,
•Strengthening the balance sheet by retiring approximately $25 million of 2021 convertible notes and executing convertible note exchanges that effectively extended the maturity of approximately $74 million of convertible notes to 2024, in addition to the approximately $73 million similarly extended in 2019.

Full Year 2021 Guidance

Based on expectations of continued progress in the company's performance, increased visibility into the path of recovery for its customers, expected improvement in access to healthcare, improvements to global pandemic-related supply chain disruptions, and pent-up demand from the prior year, the company expects operating results for the full year 2021 consisting of:

•Constant currency net sales growth in the range of 4% to 7%;
•Adjusted EBITDA improvement of 41%, to $45 million; and,
•Free cash flow of $5 million.

The company participates in durable healthcare markets and serves a persistent need for its products. The company expects to grow full-year revenue by effectively engaging with customers interested in its broad portfolio and new products. However, public health restrictions currently in place, especially severely in Europe, may result in net sales in the first quarter to be down slightly to mid-single digits as compared to the prior year, which was not impacted by the pandemic. The company will continue to improve operating efficiency, together with the lifting of public health restrictions, yielding improved financial performance. As a result, the company expects to grow revenue, profitability, and free cash flow in the year.

Conference Call and Webcast

As previously announced, the company will provide a conference call and webcast for investors and other interested parties to review its fourth quarter and full year 2020 financial results on Thursday, February 11, 2021 at 8:30 AM ET. Those wishing to participate in the live call should dial 888-204-4368, or for international callers 786-789-4797, and enter Conference ID 1719902. A simultaneous webcast of the call will be accessible at https://ctevents.webex.com/ctevents/onstage/g.php?MTID=efa0807d7ce2f40e38b309e6176c4c849. A copy of the webcast slide deck will be posted to www.invacare.com/investorrelations prior to the webcast.

A recording of the conference call can be accessed by dialing 888-203-1112 (U.S. and Canada) or 719-457-0820 (international callers) and entering the Conference ID Code 1719902, PIN 2103, through February 18, 2021. An archive of the webcast presentation will be posted at www.invacare.com/investorrelations 24 hours after the call.

Upcoming Investor Events
•March 16, 2021 - Oppenheimer Healthcare Conference (virtual)
•March 16, 2021 - Morgan Stanley Healthcare Corporate Access Day (virtual)
•March 23, 2021 - KeyBanc Life Sciences & Medtech Investor Forum (virtual)
•April 12, 2021 - Needham Healthcare Conference (virtual)

About Invacare Corporation

Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures, and distributes medical devices that help people to move, breathe, rest and perform essential hygiene. The company provides clinically complex medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease (COPD), elderly, bariatric) ailments. The company's products are important parts of care for people with a wide range of challenges, from those who are active and involved in work or school each day and may need additional mobility or respiratory support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors and government health services in North America, Europe and Asia Pacific. For more information about the company and its products, visit the Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that describe future outcomes or expectations that are usually identified by words such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” and “anticipate” and include, for example, statements related to the expected effects on the company’s business of the COVID-19 pandemic; sales and free cash flow trends; the impact of contingency plans and cost containment actions; the company’s liquidity and working capital expectations; the company’s future financial results; and similar statements. Actual results may differ materially as a result of various risks and uncertainties, including the duration and scope of the COVID-19 pandemic, the resumption of access to healthcare, including clinics and elective care, and loosening of public health restrictions, or any reimposed restrictions on access to health care or tightening of public health restrictions and impact on the demand for the company’s products; the ability of the company to obtain needed raw materials and components from its suppliers; actions that governments, businesses and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps the company takes to reduce operating costs; the inability of the company to sustain profitable sales growth, achieve anticipated improvements in segment operating performance, convert high inventory or accounts receivable levels to cash or reduce its costs to maintain competitive prices for its products; lack of market acceptance of the company's new product innovations; circumstances or developments that may make the company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives, such as its new product introductions, commercialization plans, additional investments in sales force and demonstration equipment, product distribution strategy in Europe, supply chain actions and global information technology outsourcing and ERP implementation activities; possible adverse effects on the company's liquidity, including the company's ability to address future debt maturities, that may result from delays in the implementation of, any failure to realize benefits from, its current and planned business initiatives; adverse changes in government and third-party payor reimbursement levels and practices in the U.S.; adverse impacts of new tariffs or increases in commodity prices or freight and logistics costs; regulatory proceedings or the company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the company's products or operations; adverse effects of regulatory or governmental inspections of the company's facilities at any time and governmental investigations or enforcement actions; exchange rate fluctuations; and those other risks and uncertainties expressed in the cautionary statements and risk factors in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company may not be able to predict and may have little or no control over many factors or events that may influence its future results and, except as required by law, shall have no obligation to update any forward-looking statements.

 INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF LOSS (UNAUDITED)

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	December 31,		December 31,
	2020	2019	2020	2019
Net sales	$224,043	$232,913	$850,689	$927,964
Cost of products sold	158,469	164,952	605,437	665,897
Gross Profit	65,574	67,961	245,252	262,067
Selling, general and administrative expenses	61,685	63,026	236,357	260,061
Gain on sale of business	—	—	(9,790)	—
Charges related to restructuring activities	2,701	8,188	7,358	11,829
Asset write-down related to an intangible asset	—	587	—	587
Operating Income (Loss)	1,188	(3,840)	11,327	(10,410)
Net gain on convertible debt derivatives	—	—	—	(1,197)
Loss on debt extinguishment including debt finance charges and fees	—	5,885	7,360	6,165
Interest expense - net	7,364	6,981	28,406	28,647
Loss before Income Taxes	(6,176)	(16,706)	(24,439)	(44,025)
Income tax provision (benefit)	(1,059)	1,977	3,841	9,302
Net Loss	$(5,117)	$(18,683)	$(28,280)	$(53,327)

Net Loss per Share—Basic	$(0.15)	$(0.56)	$(0.83)	$(1.59)

Weighted Average Shares Outstanding—Basic	34,425	33,660	34,266	33,594

Net Loss per Share—Assuming Dilution *	$(0.15)	$(0.56)	$(0.83)	$(1.59)

Weighted Average Shares Outstanding—Assuming Dilution	34,648	33,825	34,375	33,642
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* Net loss per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS PER SHARE
TO ADJUSTED NET LOSS PER SHARE (e)

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	December 31,		December 31,
	2020	2019	2020	2019
Net loss per share - assuming dilution*	$(0.15)	$(0.56)	$(0.83)	$(1.59)
Weighted average shares outstanding - assuming dilution	34,425	33,660	34,266	33,594
Net loss	(5,117)	(18,683)	(28,280)	(53,327)
Income tax provision (benefit)	(1,059)	1,977	3,841	9,302
Loss before Income Taxes	(6,176)	(16,706)	(24,439)	(44,025)
Amortization of discount on convertible debt	2,858	2,896	11,487	12,325
Gain on sale of business	—	—	(9,790)	—
Asset write-down related to an intangible asset	—	587	—	587
Loss on debt extinguishment including debt finance charges and associated fees	—	5,885	7,360	6,165
Net gain on convertible debt derivatives	—	—	—	(1,197)
Adjusted Loss before Income Taxes	(3,318)	(7,338)	(15,382)	(26,145)
Income taxes	153	1,977	6,041	9,302
Adjusted Net Loss (e)	$(3,471)	$(9,315)	$(21,423)	$(35,447)

Weighted average shares outstanding - assuming dilution	34,425	33,660	34,266	33,594

Adjusted Net Loss per Share (f) - Assuming Dilution *	$(0.10)	$(0.28)	$(0.63)	$(1.06)

Adjusted net loss per share (Adjusted EPS) and adjusted net loss are non-GAAP financial measures, which are defined at the end of this press release.

* Net loss per share assuming dilution and adjusted net loss per share(f) assuming dilution are calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA(f)

	Three Months Ended		Twelve Months Ended
(In thousands)	December 31,		December 31,
	2020	2019	2020	2019
Net Loss	$(5,117)	$(18,683)	$(28,280)	$(53,327)
Income tax provision (benefit)	(1,059)	1,977	3,841	9,302
Interest expense - net	7,364	6,981	28,406	28,647
Loss on debt extinguishment including debt finance charges and fees	—	5,885	7,360	6,165
Net gain on convertible debt derivatives	—	—	—	(1,197)
Operating Income (Loss)	1,188	(3,840)	11,327	(10,410)
Asset write-down related to an intangible asset	—	587	—	587
Gain on sale of business	—	—	(9,790)	—
Depreciation and amortization	3,957	3,763	14,317	15,563
EBITDA	5,145	510	15,854	5,740
Charges related to restructuring activities	2,701	8,188	7,358	11,829
Stock compensation expense	1,680	5,237	8,645	11,110
Adjusted EBITDA(c)	$9,526	$13,935	$31,857	$28,679

__________
"Adjusted EBITDA(c)" is a non-GAAP financial measure, which is defined at the end of this press release.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENTS (UNAUDITED)

The company operates in two primary business segments: North America and Europe with each selling the company's primary product categories, which includes: lifestyle, mobility and seating and respiratory therapy products. Sales in Asia Pacific, which do not meet the quantitative criteria for determining reportable segments, are reported in All Other and include products similar to those sold in North America and Europe. Intersegment revenue for reportable segments was $16,221,000 and $100,660,000 for the three and twelve months ended December 31, 2020, respectively, and $26,664,000 and $107,945,000 for the three and twelve months ended December 31, 2019, respectively. The accounting principles applied at the operating segment level are generally the same as those applied at the consolidated financial statement level. Intersegment sales are eliminated in consolidation.

The information by segment is as follows:

	Three Months Ended			Twelve Months Ended
(In thousands)	December 31,			December 31,
	2020	2019	Change	2020	2019	Change
Revenues from external customers
Europe	$128,894	$136,842	$(7,948)	$468,041	$533,048	$(65,007)
North America	86,712	85,286	1,426	348,307	348,201	106
All Other (sales in Asia Pacific)	8,437	10,785	(2,348)	34,341	46,715	(12,374)
Consolidated	$224,043	$232,913	$(8,870)	$850,689	$927,964	$(77,275)

Operating income (loss)
Europe	$6,058	$13,557	$(7,499)	$22,682	$36,174	$(13,492)
North America	3,690	(276)	3,966	9,449	(7,592)	17,041
All Other	(5,859)	(8,346)	2,487	(23,236)	(26,576)	3,340
Charge related to restructuring activities	(2,701)	(8,188)	5,487	(7,358)	(11,829)	4,471
Gain on sale of business	—	—	—	9,790	—	9,790
Asset write-down related to an intangible asset	—	(587)	587	—	(587)	587
Consolidated operating income (loss)	1,188	(3,840)	5,028	11,327	(10,410)	21,737
Net gain on convertible derivatives	—	—	—	—	1,197	(1,197)
Loss on debt extinguishment including debt finance charges and fees	—	(5,885)	5,885	(7,360)	(6,165)	(1,195)
Net interest expense	(7,364)	(6,981)	(383)	(28,406)	(28,647)	241
Loss before income taxes	$(6,176)	$(16,706)	$10,530	$(24,439)	$(44,025)	$19,586

__________
“All Other” consists of operating income (loss) associated with the company's businesses in the Asia Pacific region and unallocated corporate selling, general and administrative ("SG&A") expenses and intercompany eliminations, which do not meet the quantitative criteria for determining reportable segments.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT NET SALES (UNAUDITED)

The following tables provide net sales changes by segment as reported and as adjusted to exclude the impact of foreign exchange translation and divestitures (constant currency net sales(a)) for the three and twelve-month periods referenced below. The current year constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change.

Three months ended December 31, 2020 compared to three months ended December 31, 2019:

	Reported	Foreign Exchange Translation Impact	Divestiture Impact	Constant Currency
Europe	(5.8)%	5.6%	—%	(11.4)%
North America	1.7%	0.1%	—%	1.6%
All Other (sale in Asia Pacific)	(21.8)%	(1.2)%	(36.8)%	16.2%
Consolidated	(3.8)%	3.6%	(1.7)%	(5.7)%

Twelve months ended December 31, 2020 compared to twelve months ended December 31, 2019:

	Reported	Foreign Exchange Translation Impact	Divestiture Impact	Constant Currency
Europe	(12.2)%	0.6%	—%	(12.8)%
North America	0.0%	(0.1)%	—%	0.1%
All Other (sale in Asia Pacific)	(26.5)%	(2.6)%	(29.2)%	5.3%
Consolidated	(8.3)%	0.4%	(1.5)%	(7.2)%

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)	December 31, 2020	December 31, 2019
	(In thousands)
Assets
Current Assets
Cash and cash equivalents	$105,298	$80,063
Trade receivables, net	108,588	116,669
Installment receivables, net	379	736
Inventories, net	115,484	120,500
Other current assets	44,717	37,909
Total Current Assets	374,466	355,877
Other Assets	5,925	4,216
Intangibles	27,763	26,447
Property and Equipment, net	56,243	46,607
Financing Lease Assets, net	64,031	26,900
Operating Lease Assets, net	15,092	18,676
Goodwill	402,461	373,403
Total Assets	$945,981	$852,126
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$85,424	$88,003
Accrued expenses	126,273	120,947
Current taxes payable	3,359	345
Current portion of long-term debt	5,612	58
Current portion of financing lease obligations	3,405	2,514
Current portion of operating lease obligations	6,313	6,790
Total Current Liabilities	230,386	218,657
Long-Term Debt	239,441	219,464
Long-Term Obligations - Finance Leases	63,137	26,480
Long-Term Obligations - Operating Leases	8,697	12,060
Other Long-Term Obligations	70,474	66,949
Shareholders’ Equity	333,846	308,516
Total Liabilities and Shareholders’ Equity	$945,981	$852,126

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED BY
OPERATING ACTIVITIES TO FREE CASH FLOW (USAGE) (d)

	Three Months Ended		Twelve Months Ended
(In thousands)	December 31,		December 31,
	2020	2019	2020	2019
Net cash provided by operating activities	$21,095	$7,475	$21,917	$2,743
Plus:
Sales of property and equipment	—	—	396	73
Less:
Purchases of property and equipment	(5,480)	(3,697)	(22,304)	(10,874)
Free Cash Flow (usage)(d)	$15,615	$3,778	$9	$(8,058)

"Free Cash Flow (usage) (d) is a non GAAP financial measure, which is defined at the end of this press release.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT SEQUENTIAL NET SALES (g) (UNAUDITED)

The following table provides net sales at reported rates for the quarters ended December 31, 2020 and September 30, 2020, respectively, and net sales of the quarter ended December 31, 2020 as translated at the foreign exchange rates for the quarter ended September 30, 2020 with each then compared to each other (constant currency sequential net sales (g)). The company is including this disclosure to illustrate the effect of the pandemic on its segments' net sales.

Net Sales for the three months ended December 31, 2020 compared to September 30, 2020:

(In thousands)	4Q20 at Reported Exchange Rates	Foreign Exchange Translation Impact	4Q20 at 3Q20 Foreign Exchange Rates	3Q20 at Reported Foreign Exchange Rates	Sequential Growth (Reduction) $	Sequential Growth (Reduction)%
Europe	$128,894	$(2,915)	$125,979	$116,285	$9,694	8.3%
North America	86,712	(143)	86,569	88,055	(1,486)	(1.7)
All Other (sales in Asia Pacific)	8,437	(229)	8,208	7,566	642	8.5
Consolidated	$224,043	$(3,287)	$220,756	$211,906	$8,850	4.2%

INVACARE CORPORATION AND SUBSIDIARIES
SEQUENTIAL QUARTER KEY METRICS, SEGMENT RESULTS AND FREE CASH FLOW (USAGE)

Sequential Quarter Key Metrics

(in millions USD)	4Q20	3Q20	$ Change Fav/(Unfav)	% Change Fav/(Unfav)
Net Sales	$224.0	$211.9	$12.1	5.7%
Constant Currency Sequential Net Sales (g), (3)	$220.8	$211.9	$8.9	4.2%
Gross Profit % of Net Sales	29.3%	28.3%		100 bps
Gross Profit	$65.6	$60.0	$5.5	9.2%
Reported SG&A	$61.7	$55.5	$(6.2)	(11.1)%
Constant Currency Sequential SG&A(h), (3)	$60.9	$55.5	$(5.3)	(9.6)%
Operating Income	$1.2	$2.9	$(1.7)	(59.5)%
Adjusted EBITDA	$9.5	$9.8	$(0.3)	(3.3)%
Free Cash Flow (usage)	$15.6	$(1.8)	$17.4	--
(3) Based on 3Q20 FX rates

Sequential Quarter Segment Results

(in millions USD)	Operating Income (Loss)
	4Q20	3Q20	% Change
Europe	$6.1	$7.6	(20.3)%
North America	3.7	3.0	23.3
All Other	(5.9)	(6.1)	3.7

Sequential Quarter Free Cash Flow (Usage)

	Three Months Ended
(in millions USD)	December 31,	September 30,
	2020	2020
Net cash provided by operating activities	$21.1	$4.1
Plus:
Sales of property and equipment	$—	$—
Less:
Purchases of property and equipment	$(5.5)	$(5.9)
Free Cash Flow (usage)	$15.6	$(1.8)
"Free Cash Flow (usage) (d) is a non GAAP financial measure, which is defined at the end of this press release.

Definitions of Non-GAAP Financial Measures

(a) "Constant currency net sales" is a non-GAAP financial measure, which is defined as net sales excluding the impact of foreign currency translation and further adjusted to exclude the impact of the sale of Dynamic Controls, which was sold in March 2020 and not deemed a discontinued operation for financial reporting purposes. The current year's functional constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change. The "Business Segments Net Sales" table accompanying this press release compares net sales as reported and net sales excluding the effects of foreign exchange translation by segment and for the consolidated company for the three and twelve months ended December 31, 2020 and December 31, 2019, respectively. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Net Sales" table included in this press release.
(b) "Constant Currency SG&A" is a non-GAAP financial measure, which is defined as selling, general and administrative ("SG&A") expense excluding the impact of foreign currency translation and further adjusted to exclude the impact of the sale of Dynamic Controls, which was sold in March 2020 and not deemed a discontinued operation for financial reporting purposes. The current period's functional constant currency SG&A expenses are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's SG&A expenses to calculate the constant currency SG&A expenses change.
(c) "Adjusted EBITDA" is a non-GAAP financial measure, which is defined as earnings before interest, taxes, depreciation and amortization and calculated as net loss plus: income taxes, interest expense-net, net gain or loss on debt convertible debt derivatives, loss on debt extinguishment including debt finance charges and fees, gain on convertible debt derivatives, asset write-downs related to intangible assets, net gain on sale of business, and depreciation and amortization, as further adjusted to exclude charges related to restructuring activities and stock compensation expense. It should be noted that the company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and financial analysts calculate Adjusted EBITDA in the same manner. The company believes that this financial measure provides meaningful information which is used by financial analysts and others in the company's industry to evaluate the performance of the company. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Loss to Adjusted EBITDA” table included in this press release.
(d) "Free cash flow (usage)" is a non-GAAP financial measure, which is defined as net cash provided by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment. The company believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow” table included in this press release.
(e) "Adjusted net loss" is a non-GAAP financial measure, which is defined as net loss before income taxes net of adjusted income taxes. Adjusted net loss before income taxes is computed as the net loss excluding the amortization of convertible debt discounts recorded in interest expense ($2.9 million and $11.5 million pre-tax for the three and twelve months ended December 31, 2020, respectively, compared to $2.9 million and $12.3 million pre-tax for the three and twelve months ended December 31, 2019), gain on sale of business ($9.8 million pre-tax for the twelve months ended December 31, 2020), asset write-down related to intangibles ($0.6 million for both the three and twelve months ended December 31, 2019), loss on debt extinguishment including debt finance charges and fees (net loss of zero and $7.4 million the three and twelve months ended December 31, 2020, respectively, compared to $5.9 million and $6.2 million pre-tax for the for the three and twelve months ended December 31, 2019), gain on convertible debt derivatives ($1.2 million for the twelve months ended December 31, 2019). Adjusted income taxes are computed as taxes as calculated for GAAP then adjusted for an expense or benefit at the statutory rate related to pretax adjustments related to locations without a valuation allowance, the exclusion of uncertain tax liabilities deemed not related to current operations or the exclusion of taxes related to nonrecurring sales of non-inventory product or entities on an intercompany basis as well as the impact from the sale of Dynamic Controls in March 2020 including the release of a valuation allowance within the company's New Zealand entity in December 2020. (Note: The U.S. is in a full valuation allowance and accordingly, no tax expense adjustments are appropriate related to U.S. pre-tax adjustments.) This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Loss per Share to Adjusted Net Loss Per Share” table included in this press release.
(f) "Adjusted net loss per share" is a non-GAAP financial measure, which is defined as adjusted net loss(e) divided by weighted average shares outstanding, assuming dilution. It should be noted that the company's definition of adjusted net loss per share may not be comparable to similar measures disclosed by other companies because not all companies and financial analysts calculate Adjusted net loss per share in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing adjusted net loss per share as a supplementary non-

GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Loss Per Share to Adjusted Net Loss per Share” table included in this press release.
(g) "Constant currency sequential net sales" is a non-GAAP financial measure, in which a given quarter's net sales are compared to the most recent prior quarter's net sales with each quarter's net sales translated at the foreign exchange rates for the most recent prior quarter. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Net Sales" table included in this press release.
(h) "Constant currency sequential SG&A" is a non-GAAP financial measure, which is defined as selling, general and administrative ("SG&A") expense excluding the impact of foreign currency translation. The current quarter's functional constant currency SG&A expenses are translated using the prior quarter's foreign exchange rates. These amounts are then compared to the prior quarter's SG&A expenses to calculate the constant currency sequential SG&A change.